Exhibit 99
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605
May 17, 2007
Mr. Richard T. Niner
Wind River Partners, LLC
1110 Maple Way, Suite G
P.O. Box 6754
Jackson, WY 83002
Dear Mr. Niner:
We received your letter dated May 15, 2007. We are glad to learn you are not opposed to a sale of the Company under all circumstances and are weighing the risks and rewards of continuing ownership versus other transactions. We believe this is a decision that all shareholders should be given the opportunity to make for themselves and that the Company should do everything it can to provide that opportunity to all shareholders. We believe the right thing to do at this point is to develop those options so they can be fully presented at the annual meeting.
Sincerely,

/s/ R. James Macaleer
R. James Macaleer
Lead Director